Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF SMARTKEM, INC.

SmartKem, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on July 24, 2026, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the annual meeting of stockholders held on June 23, 2026, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment is set forth as follows:

Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by adding the following after the first paragraph of Section A of Article IV:

“Upon effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation, a one-for-50 reverse stock split (the “Reverse Stock Split”) of the Corporation’s Common Stock shall become effective, pursuant to which each 50 shares of Common Stock outstanding and held of record by each stockholder of the Corporation and each share of Common Stock held in treasury by the Corporation immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of Common Stock. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be, after giving effect to the Reverse Stock Split.

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, subject to adjustment for fractional shares as described above.

SECOND: That said amendment will have an Effective Time of 5:00 PM, Eastern Time, on August 20, 2026.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as evidence of its adoption by the Board of Directors of the Corporation on the date set forth above.

SMARTKEM, INC.

By:	/s/ Ian Jenks
	Name:	Ian Jenks
	Title:	Chief Executive Officer
	Date:	August 20, 2026